As Filed with the Securities and Exchange Commission on December 29, 2011

Registration No. 333-169289
Registration No. 333-161665
Registration No. 333-145219
Registration No. 333-135898
Registration No. 333-126151
Registration No. 333-118293
Registration No. 333-107130
Registration No. 333-89148
Registration No. 333-46438

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-169289

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161665

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145219

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135898

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-126151

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-118293

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-107130

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-89148

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-46438

UNDER THE SECURITIES ACT OF 1933 ___________________________ BANCORP RHODE ISLAND, INC. (Exact name of registrant as specified in its charter)

Rhode Island (State or other jurisdiction of incorporation or organization)	05-0509802 (I.R.S. Employer Identification No.)

One Turks Head Place Providence, Rhode Island (Address of Principal Executive Offices)	02903-0469 (Zip Code)
__________________________________________

2002 Equity Incentive Plan
Amended and Restated Non-Employee Directors Stock Plan
1996 Incentive and Nonqualified Stock Option Plan, as amended
(Full title of the plans)

Merrill W. Sherman
President and Chief Executive Officer
Bancorp Rhode Island, Inc.
One Turks Head Place
Providence, Rhode Island 02903
(Name and address of agent for service)

(401) 456-5000
(Telephone number, including area code, of agent for service)

Copies to:

Margaret D. Farrell, Esq. Hinckley, Allen & Snyder LLP 50 Kennedy Plaza, Suite 1500 Providence, Rhode Island 02903 Telephone: (401) 274-2000 Telecopy: (401) 277-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Bancorp Rhode Island, Inc., a Rhode Island corporation (the “Registrant”):

File No. 333-169289, pertaining to the registration of 75,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Common Shares”), issuable under the Registrant’s 2002 Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2010;

File No. 333-161665, pertaining to the registration of 25,000 Common Shares, issuable under the Registrant’s Amended and Restated Non-Employee Directors Stock Plan, which was filed with the SEC on September 1, 2009;

File No. 333-145219, pertaining to the registration of 75,000 Common Shares, issuable under the Registrant’s 2002 Equity Incentive Plan, which was filed with the SEC on August 8, 2007;

File No. 333-135898, pertaining to the registration of 25,000 Common Shares, issuable under the Registrant’s Amended and Restated Non-Employee Directors Stock Plan (formerly the Non-Employee Directors Stock Plan, as amended), and the registration of 75,000 Common Shares, issuable under the Registrant’s 2002 Equity Incentive Plan, which was filed with the SEC on July 20, 2006;

File No. 333-126151, pertaining to the registration of 75,000 Common Shares, issuable under the Registrant’s 2002 Equity Incentive Plan, which was filed with the SEC on June 27, 2005;

File No. 333-118293, pertaining to the registration of 25,000 Common Shares, issuable under the Registrant’s 2002 Equity Incentive Plan, which was filed with the SEC on August 17, 2004;

File No. 333-107130, pertaining to the registration of 75,000 Common Shares, issuable under the Registrant’s 2002 Equity Incentive Plan (formerly the 2002 Incentive and Nonqualified Stock Option Plan), which was filed with the SEC on July 17, 2003;

File No. 333-89148, pertaining to the registration of 25,000 Common Shares, issuable under the Registrant’s Amended and Restated Non-Employee Directors Stock Plan (formerly the Non-Employee Directors Stock Plan, as amended), and the registration of 200,000 Common Shares, issuable under the Registrant’s 2002 Equity Incentive Plan (formerly the 2002 Incentive and Nonqualified Stock Option Plan), which was filed with the SEC on May 24, 2002; and

File No. 333-46438, pertaining to the registration of 425,000 Common Shares, issuable under the Registrant’s Amended and Restated Non-Employee Directors Stock Plan (formerly the Non-Employee Directors Stock Plan) and the 1996 Incentive and Nonqualified Stock Option Plan, as amended, which was filed with the SEC on September 22, 2000.

The Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 19, 2011, by and between Brookline Bancorp, Inc., a Delaware corporation (“Brookline Bancorp”), and the Registrant, provides for, among other things, the merger of the Registrant with and into Brookline Bancorp (the “Merger”), whereupon the separate corporate existence of the Registrant will cease and its subsidiary, Bank Rhode Island, will become a wholly-owned subsidiary of Brookline Bancorp.

We anticipate that the Merger will become effective on or about January 1, 2012.  As a result of the Merger, each outstanding Common Share will be converted into the right to receive, at the election of the shareholder and subject to the allocation and proration procedures described in the Merger Agreement, either: (1) $48.25 in cash, without interest, or (2) 4.686 shares of Brookline Bancorp common stock, $0.01 par value per share (“Brookline Common Stock”).  All shareholder elections are subject to the allocation and proration procedures described in the Merger Agreement, which are intended to ensure that 2,347,000 Common Shares, or approximately 50% of the total number of Common Shares outstanding immediately prior to the effective time of the Merger, will be converted into shares of Brookline Common Stock, and the remaining of the Common Shares will be converted into cash.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of post-effective amendments any of the securities that remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration the Common Shares registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on December 29, 2011.

BANCORP RHODE ISLAND, INC.,

/s/ Merrill W. Sherman By: __________________________________________________ Name: Merrill W. Sherman Title:President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.